Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 28, 2014 on the consolidated financial statements of First Choice Healthcare Solutions, Inc. as of December 31, 2013 and 2012 and for each of the two years ended December 31, 2013 which appear in this Amendment No.1 to the Registration Statement on Form S-1.

/s/ RBSM LLP

New York, New York
June 10, 2014